Exhibit 99.1

FROM:	MSA (Mine Safety Appliances Company)
Ticker: MSA (NYSE)
Contact: Mark Deasy – (412) 967-3357

For Immediate Release

MSA Significantly Bolsters Flame and Gas Detection Instrument Line with

Acquisition of General Monitors

•	California Company Provides New Growth Opportunities in Industrial and Oil, Gas and Petrochemical Markets

•	Special Investor Call Scheduled for September 8 at 10:00 a.m. EDT

PITTSBURGH, Sept. 7, 2010 – MSA (NYSE: MSA) today announced it has signed an agreement to acquire General Monitors, headquartered in Lake Forest, Calif., a leading innovator and developer of advanced flame and gas detection systems. The transaction is valued at $280 million and will be financed with a combination of existing cash balances and incremental borrowing. General Monitors, which employs approximately 225 people globally and has annual revenues of approximately $80 million, will continue to operate from its California headquarters.

MSA believes this acquisition will be immediately accretive, exclusive of one-time transaction costs, and will significantly strengthen MSA’s market position in one of the most attractive segments of the safety industry. It will further enhance MSA’s line of fixed gas-detection products and strategically position MSA as the industry leader in the estimated $850 million market. General Monitors’ products and systems are used in a broad range of oil and gas exploration and refining applications and in diverse industrial plant settings.

“This acquisition clearly accelerates a key element of our long-term corporate strategy to provide a broad line of fixed flame and gas detection systems and solutions to customers in the many markets our two companies serve – particularly in the oil, gas and petrochemical industry,” said William M. Lambert, MSA President and CEO. “It also fits our goal of market and brand leadership in the markets where we compete and is immediately accretive.”

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Mr. Lambert said the acquisition of General Monitors is expected to close in the fourth quarter of 2010 and add $0.10 to $0.15 cents per share to 2011 earnings.

“General Monitors has earned a well-deserved reputation for developing innovative, leading-edge products that help safeguard lives and property. Our vision is to leverage the synergies and best practices that both companies have to offer in order to provide customers with the best solutions available in fixed gas and flame detection technology, while also driving a strong return for our shareholders,” Mr. Lambert added.

General Monitors was founded in 1961 by four aerospace engineers dedicated to providing hydrogen gas monitoring safety equipment for the U.S. space program. This focus on protecting life in the workplace evolved into a corporate commitment to provide gas and flame detection throughout the world’s energy related industries. Over the years, the company has grown steadily, earning a worldwide reputation as a leader in innovative, high-quality gas monitoring and flame detection products.

The company’s most recent product development – the FL4000H Flame Detector – represents the next generation in flame detection technology and follows a long line of breakthrough technologies. The system utilizes a Multi-Spectrum Infrared sensor to provide reliable flame monitoring with superior false alarm immunity. The FL4000H provides a wide field of view and one of the longest detection ranges in the industry. The system is recognized for its ease of use, giving plant managers a new tool for protecting people and equipment from dangerous hydrocarbon flame sources.

General Monitors President and CEO Phillip A. Robbibaro commented, “The product lines of General Monitors and MSA complement each other exceedingly well in virtually every market the two companies serve. From the start, this acquisition has been about securing a good fit for both

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organizations– from a cultural standpoint, from a product-line perspective and from a distribution channel point of view. We are excited about today’s news as this acquisition is a great match for General Monitors and MSA on all of these fronts.”

Mr. Robbibaro will continue to work for the company in the same capacity, and MSA intends to retain the strong General Monitors management team as part of the acquisition.

Mr. Lambert concluded: “MSA has a strong and recognized brand, broad geographic reach and among the most extensive new product development capabilities in the safety industry. Conversely, General Monitors provides MSA with greater access to the global oil & gas market, an industry leading product line and world-class R&D talent that drives customer loyalty and profitability. In addition, we both have values-oriented cultures and a teamwork mentality. We plan to combine these resources to further strengthen the product lines of both organizations – and in doing so, create a new force in the markets for fixed flame and gas detection solutions.”

In connection with the transaction, Lazard is acting as a financial advisor to MSA, and Reed Smith is legal counsel.

Investor Call

An investor call to discuss this transaction will be held live via the Internet on Wednesday, September 8, 2010 at 10:00 a.m. Eastern Time. Investors and interested parties will have the opportunity to listen to the conference call live at http://www.msanet.com. Please log onto MSA’s website 15 minutes prior to the start of the call to register. It may be necessary to download audio software to hear the conference call. To do so, investors should click on the Earnings Conference Call link on MSA’s website and follow the related directions. A replay of the conference call will be available on MSA’s Web site for 30 days.

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About MSA

Established in 1914, MSA is a global leader in the development, manufacture and supply of safety products that protect people's health and safety. Many MSA products typically integrate any combination of electronics, mechanical systems and advanced materials to protect users against hazardous or life-threatening situations. The company's comprehensive line of products is used by workers around the world in the fire service, oil, gas and petrochemical industry, homeland security, construction, mining and other industries, as well as the military. Principal products include self-contained breathing apparatus, gas masks, gas detection instruments, head protection, ballistic body armor, fall protection devices and thermal imaging cameras. The company also provides a broad range of consumer and contractor safety products through retail channels, MSA has annual sales of approximately $1 billion, manufacturing operations in the United States, Europe, Asia and Latin America, and more than 40 international locations. Additional information is available on the company’s Web site at www.msanet.com.

About General Monitors

Since 1961, General Monitors has been dedicated to benefiting society through leading-edge combustible gas, toxic gas, and flame detection monitoring products of the highest quality that protect life and property. With over 50 sales representatives around the globe, the company provides exceptional service and after-sales support. Combining advanced sensing technology with superior service, General Monitors serves customers as a total solution provider for fire and gas detection. General Monitors has manufacturing operations in California and Ireland, and operates sales and support offices in the Middle East, Asia, and Europe and in the U.S.

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